                                                Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Second Quarter Fiscal 2023 Results

Net Sales Increase of 9.3%, or 11.4% Organic
8th Consecutive Quarter of Organic Net Sales Growth
Increased Outlook for Reported and Organic Net Sales Growth to the High End of Previous Range

Shelton, Conn - May 9, 2023 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its second fiscal quarter 2023 ended March 31, 2023.

Executive Summary
•Net sales were $598.4, an increase of 9.3% compared to the prior year quarter.
•Organic net sales increased 11.4% (Organic basis excludes the unfavorable impact from currency movements.)
•GAAP Diluted net Earnings Per Share ("EPS") were $0.37 for the second fiscal quarter compared to $0.43 in the prior year quarter.
•Adjusted EPS were $0.56, inclusive of a $0.16 unfavorable impact from currency movements, compared to $0.50 in the prior year quarter.
•Ended the second fiscal quarter with $155.2 million in cash on hand, access to an additional $243.1 million revolving credit facility and a net debt leverage ratio of 3.8x.
•Returned $22.8 million to shareholders in the form of $15.0 million in share repurchases and $7.8 million of dividends in the second fiscal quarter.
•Board of Directors declared a cash dividend of $0.15 per common share on May 8, 2023 for the second fiscal quarter.
•Increased the fiscal 2023 outlook for organic net sales growth to the high end of the previously provided range and maintained outlook range for Adjusted EPS and EBITDA.

The Company reports and forecasts results on a GAAP and non-GAAP basis and has reconciled non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See non-GAAP Financial Measures for a more detailed explanation, including definitions of various non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

“Our results this quarter represented another meaningful step forward in the continued transformation of our business. We delivered better than expected top and bottom-line results, fueled by increasingly healthy categories and strong operational and commercial execution by our entire organization. This was our eighth straight quarter of year-over-year organic growth, with growth in all major geographic regions and all segments of the business, underpinned by volume growth and reflecting strong consumer demand for our brands across key categories and markets. While we continue to operate in a challenging and uncertain environment, we are increasingly confident in the underlying strength of our business, with our outlook for organic net sales now expected to be at the high end of our previously provided range.”

Fiscal 2Q 2023 Operating Results (Unaudited)
Net sales were $598.4 million in the quarter, an increase of 9.3%, including an $11.8 million unfavorable impact from currency movements. Organic net sales increased 11.4%, with growth in all segments and major geographic regions, as international markets increased 13.2 % and North America markets increased 10.5%. In aggregate, growth in organic net sales was driven largely in equal parts by increased pricing and volumes.
Gross profit was $241.7 million, inclusive of a $10.6 million unfavorable impact from currency movements, as compared to $230.1 million in the prior year quarter. Gross margin as a percent of net sales was 40.4%, a decline of 160-basis points compared to the prior year period. Adjusted gross margin decreased 170-basis points, or 75-basis points at constant currency, as gross inflationary pressure of approximately 550-basis points, was mostly offset by approximately 220-basis points of productivity savings and a 285-basis points benefit from higher pricing and promotion management.

Advertising and sales promotion expense ("A&P") was $62.9 million, or 10.5% of net sales, a decrease of $7.0 million, compared to $69.9 million, or 12.8% of net sales in the prior year quarter. Excluding the favorable impact of currency translation, A&P decreased $5.8 million compared to the prior year quarter, primarily due to timing of brand investments and marketing campaigns versus a year ago.
Selling, general and administrative expense ("SG&A") was $105.2 million, or 17.6% of net sales, as compared to $101.3 million, or 18.5% of net sales in the prior year quarter. Adjusted SG&A as a percent of net sales decreased 110-basis points as improved leverage, the benefits of operational efficiency programs and favorable currency movements more than offset the impact of higher people costs and travel expense.
The Company recorded pre-tax restructuring expenses of $3.0 million in the quarter, consisting largely of severance and outplacement costs in support of cost efficiency programs, as well as $2.0 million in acquisition and integration costs related to the Billie acquisition.
Operating income, inclusive of a $7.4 million unfavorable impact from currency movements, was $56.2 million compared to $41.7 million in the prior year quarter. Adjusted operating income increased 33.8% to $62.5 million, or 10.4% of net sales, compared to $46.7 million, or 8.5% of net sales in the prior year quarter, as increased gross profit and lower expenses, were partly offset by the impact of unfavorable currency movements.
Interest expense associated with debt was $20.7 million, compared to $18.0 million in the prior year period. The increase in interest expense was the result of higher interest rates and a higher overall debt balance on the Company’s revolving credit facility.
Other expense (income), net was an expense of $9.5 million compared to $3.4 million of income in the prior year quarter. This included a $7.2 million charge for the wind-up of Canada’s defined benefit plan. On an adjusted basis, expense was $2.3 million.
The effective tax rate for the first six months of fiscal 2023 was 27.0% compared to 20.5% in the prior year period. The adjusted effective tax rate for the first six months of fiscal 2023 was 26.6%, up from the prior year period adjusted effective tax rate of 20.5%. The change in the adjusted effective tax rate was primarily due to an unfavorable mix of earnings in higher tax rate jurisdictions.
GAAP net earnings were $19.0 million or $0.37 per diluted share compared to $23.2 million or $0.43 per diluted share in the second quarter of fiscal 2022. Adjusted net earnings were $29.0 million or $0.56 per share, inclusive of a $0.16 unfavorable impact from currency movements, compared to $27.0 million or $0.50 per share in the prior year quarter. Adjusted EBITDA was $83.0 million, inclusive of a $10.3 million unfavorable currency impact, compared to $73.7 million in the prior year quarter.
Net cash from operating activities was $1.9 million for the six months ending March 31, 2023 compared to cash used by operating activities of $39.9 million in the prior year period, driven by a lower net working capital build.

Capital Allocation
On May 8, 2023, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the second fiscal quarter. The dividend will be payable on July 6, 2023 to shareholders of record as of the close of business on June 7, 2023. During the second quarter of fiscal 2023, the Company paid dividends totaling $7.8 million to stockholders.
During the second quarter of fiscal 2023, the Company completed share repurchases of approximately 0.4 million shares at a total cost of $15.0 million. As of March 31, 2023 the Company had 5.7 million shares of common stock available for repurchase in the future under the Board’s 2018 authorization.
Fiscal 2Q 2023 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Net sales increased $3.6 million, or 1.2%. Organic net sales increased $14.0 million or 4.6%, with balanced growth in both North America and international markets, driven largely by increased pricing, as volumes were essentially flat. Growth in Men’s Systems, Disposable’s and Shave Preps was partly offset by declines in Women’s Systems. Wet Shave segment profit increased $7.5 million, or 27.1%. Organic segment profit, excluding the unfavorable impact from currency increased $14.6 million, reflecting higher organic net sales and gross profit as well as lower marketing expense.
Sun and Skin Care (Sun Care, Wet Ones, Bulldog, Jack Black and Cremo)
Net sales increased $26.4 million, or 14.4%. Organic net sales increased $27.5 million, or 15.0%, driven by strong Sun Care and Men’s Grooming sales. International markets increased 53.4%, driven by higher volumes and pricing in Europe, Latin America and Oceania, while North America organic net sales increased 7.6%, also reflecting higher volumes and pricing. Segment profit decreased $2.4 million, or 5.6%. Organic segment profit decreased $2.3 million, or 5.4%, as the benefit from higher organic net sales was more than offset by significantly higher cost of goods sold and increased marketing expense.
Feminine Care (Tampons, Pads, and Liners)
Net sales increased $20.7 million, or 34.9%. Organic net sales increased 35.4%, reflecting a healthier category, higher pricing and improved product availability. Segment profit increased $10.1 million. Organic segment profit increased $10.4 million, driven by higher organic net sales and gross profit.

Full Fiscal Year 2023 Financial Outlook
The Company is providing the following updated outlook assumptions for fiscal 2023:

•Reported net sales are now expected to increase at the high end of the range of 2% to 4%
◦Includes an estimated 60-basis point inorganic benefit in net sales from the acquisition of Billie, net of prior year Edgewell sales to Billie and an estimated 115-basis point (previously 150-basis point) negative impact from currency movements
•Organic net sales are now expected to increase at the high end of the range of 3% to 5%
•GAAP EPS now expected to be in the range of $1.80 to $2.00 (previously $1.90 to $2.10)
◦Includes: Restructuring charges*, acquisition and integration costs, Sun Care reformulation costs, and Canadian Pension wind-up costs
•Adjusted EPS expected to be in the range of $2.30 to $2.50
◦Includes an estimated $0.43 EPS (previously $0.45) unfavorable impact from foreign currency movements
◦Gross margin is expected to increase approximately 30-basis points, with margin accretion expected in the second half of the fiscal year
◦Operating margin is expected to increase slightly
◦The EPS outlook reflects the impact of estimated share repurchases
•Adjusted EBITDA expected to be at the high end of the range of $320 to $335 million
◦Includes an estimated $29 million (previously $30 million) unfavorable impact from foreign currency changes
•Adjusted effective tax rate now expected to be approximately 25% (previously 24%)
•Free cash flow expected to be approximately $140 million

* In fiscal 2023, the Company will take specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency. As a result of these actions, the Company expects to incur charges of approximately $19 million for the full fiscal year.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs. This release includes references to the Company's website and references to additional information and materials found on its website. The Company's website and such information and materials are not incorporated by reference in, and are not part of, this release.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 7,000 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses, and the integration of the Billie acquisition and expected benefits from this transaction, including growth opportunities and cost savings. Many factors outside our control could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on these statements.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 16, 2022.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring and related costs, acquisition and integration costs and at times may include other items. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2023 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:

•The Company utilizes “adjusted” non-GAAP measures including gross profit, SG&A, operating income, income taxes, net earnings, diluted earnings per share, and EBITDA to internally make operating decisions. The following items are excluded when analyzing non-GAAP measures: restructuring and related costs, acquisition and integration costs, Sun Care reformulation charges, and other items such as the settlement loss as a result of the wind-up of the Canadian defined benefit plan and other costs.
◦Constant currency measures are calculated by removing the impact of translational and transactional foreign currencies changes net of foreign currency hedges compared to the prior year. Transactional foreign currency changes are driven by foreign legal entities transactions not denominated in local currency.
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency and the impact of acquisitions.
◦Organic net sales will be unfavorably impacted in October and November of fiscal 2023 by the Billie acquisition as sales that were previously reported as third party sales to Billie are now included as inter-company sales.
◦Segment profit will be impacted by fluctuations in translation and transactional foreign currency. The impact of currency was applied to segments using management’s best estimate.
•Free cash flow is defined as net cash from operating activities less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt defined as total debt less cash. Net debt ratio is defined as total debt less cash divided by trailing twelve month adjusted EBITDA.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Net sales	$598.4	$547.7	$1,067.5	$1,011.0
Cost of products sold	356.7	317.6	636.8	591.0
Gross profit	241.7	230.1	430.7	420.0

Selling, general and administrative expense	105.2	101.3	200.9	198.2
Advertising and sales promotion expense	62.9	69.9	108.8	116.1
Research and development expense	14.4	13.7	27.8	26.5
Restructuring charges	3.0	3.5	5.7	5.7
Operating income	56.2	41.7	87.5	73.5
Interest expense associated with debt	20.7	18.0	40.6	35.3
Other expense (income), net	9.5	(3.4)	4.5	(5.1)
Earnings before income taxes	26.0	27.1	42.4	43.3
Income tax provision	7.0	3.9	11.5	8.9
Net earnings	$19.0	$23.2	$30.9	$34.4

Earnings per share:
Basic net earnings per share	$0.37	$0.43	$0.60	$0.64
Diluted net earnings per diluted share	$0.37	$0.43	$0.60	$0.63

Weighted-average shares outstanding:
Basic	51.4	53.6	51.5	54.0
Diluted	52.0	54.3	52.0	54.6

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	March 31, 2023	September 30, 2022
Assets
Current assets
Cash and cash equivalents	$155.2	$188.7
Trade receivables, less allowance for doubtful accounts	160.8	136.9
Inventories	540.5	449.3
Other current assets	152.7	167.3
Total current assets	1,009.2	942.2
Property, plant and equipment, net	342.3	345.5
Goodwill	1,333.6	1,322.2
Other intangible assets, net	990.1	996.6
Other assets	123.4	106.6
Total assets	$3,798.6	$3,713.1

Liabilities and Shareholders' Equity
Current liabilities
Notes payable	$21.5	$19.0
Accounts payable	245.1	237.3
Other current liabilities	302.4	291.7
Total current liabilities	569.0	548.0
Long-term debt	1,413.6	1,391.4
Deferred income tax liabilities	141.6	140.4
Other liabilities	167.4	173.6
Total liabilities	2,291.6	2,253.4
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,583.2	1,604.3
Retained earnings	946.4	931.7
Common shares in treasury at cost	(863.6)	(860.9)
Accumulated other comprehensive loss	(159.7)	(216.1)
Total shareholders' equity	1,507.0	1,459.7
Total liabilities and shareholders' equity	$3,798.6	$3,713.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Six Months Ended March 31,
	2023	2022
Cash Flow from Operating Activities
Net earnings	$30.9	$34.4
Depreciation and amortization	45.6	44.6
Share-based compensation expense	13.3	12.2
Loss on sale of assets	1.0	0.4
Defined benefit settlement loss	7.2	—
Deferred compensation payments	(4.7)	(7.1)
Deferred income taxes	(0.9)	(10.5)
Other, net	(19.4)	(0.9)
Changes in operating assets and liabilities	(71.1)	(113.0)
Net cash from (used by) operating activities	$1.9	$(39.9)

Cash Flow from Investing Activities
Capital expenditures	$(18.8)	$(25.0)
Acquisition of Billie, net of cash acquired	—	(309.4)
Collection of deferred purchase price on accounts receivable sold	0.8	4.7
Proceeds from sale of Infant and Pet Care business	—	5.0
Other, net	(2.0)	(1.0)
Net cash used by investing activities	$(20.0)	$(325.7)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	$413.0	$399.0
Cash payments on debt with original maturities greater than 90 days	(392.0)	(220.0)
(Payments) proceeds of debt with original maturities of 90 days or less	(1.4)	0.7
Repurchase of shares	(30.0)	(75.4)
Dividends to common shareholders	(16.1)	(16.7)
Net financing inflow (outflow) from the Accounts Receivable Facility	4.8	(0.2)
Employee shares withheld for taxes	(8.1)	(9.7)
Other, net	0.8	0.6
Net cash (used by) from financing activities	$(29.0)	$78.3

Effect of exchange rate changes on cash	13.6	(3.8)

Net decrease in cash and cash equivalents	(33.5)	(291.1)
Cash and cash equivalents, beginning of period	188.7	479.2
Cash and cash equivalents, end of period	$155.2	$188.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments,” and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, restructuring charges, and may at times include other costs, including acquisition and integration costs, Sun Care reformulation costs, value-added tax (“VAT”) settlement costs, the loss on the Canadian defined benefit settlement, other costs and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
The Company completed the acquisition of Billie on November 29, 2021.
Segment net sales and profitability are presented below:

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Net Sales
Wet Shave	$308.6	$305.0	$583.9	$591.1
Sun and Skin Care	209.7	183.3	322.6	288.1
Feminine Care	80.1	59.4	161.0	131.8
Total net sales	$598.4	$547.7	$1,067.5	$1,011.0

Segment Profit
Wet Shave	$35.1	$27.6	$70.5	$79.1
Sun and Skin Care	39.9	42.3	53.0	46.0
Feminine Care	12.0	1.9	23.8	10.3
Total segment profit	87.0	71.8	147.3	135.4
General corporate and other expenses	(17.0)	(17.2)	(32.9)	(28.0)
Amortization of intangibles	(7.7)	(7.9)	(15.4)	(14.0)
Interest and other expenses, net	(23.0)	(14.6)	(37.9)	(30.2)
Restructuring and related costs	(3.0)	(3.7)	(5.8)	(5.9)
Acquisition and integration costs	(2.0)	(1.1)	(4.1)	(7.1)
Sun Care reformulation costs	(0.6)	(0.2)	(1.1)	(3.5)
Defined benefit settlement loss	(7.2)	—	(7.2)	—
VAT settlement costs	—	—	—	(3.4)
Other costs	(0.5)	—	(0.5)	—
Total earnings before income taxes	$26.0	$27.1	$42.4	$43.3
Refer to Note 2 GAAP to Non-GAAP Reconciliations for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

	Three Months Ended March 31, 2023
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$241.7	$105.2	$56.2	$26.0	$7.0	$19.0	$0.37
Restructuring and related costs	0.2	—	3.2	3.2	0.9	2.3	0.04
Acquisition and integration costs	—	2.0	2.0	2.0	0.5	1.5	0.03
Defined benefit settlement loss	—	—	—	7.2	1.9	5.3	0.10
Sun Care reformulation	—	—	0.6	0.6	0.1	0.5	0.01
Other Costs	—	0.5	0.5	0.5	0.1	0.4	0.01
Total Adjusted Non-GAAP	$241.9	$102.7	$62.5	$39.5	$10.5	$29.0	$0.56

				Adjusted Non-GAAP Constant Currency			$0.71

GAAP as a percent of net sales	40.4%	17.6%	9.4%	GAAP effective tax rate		26.9%
Adjusted as a percent of net sales	40.4%	17.2%	10.4%	Adjusted effective tax rate		26.5%
Adjusted Constant Currency as a percent of net sales	41.4%		11.5%

	Three Months Ended March 31, 2022
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$230.1	$101.3	$41.7	$27.1	$3.9	$23.2	$0.43
Restructuring and related costs	—	0.2	3.7	3.7	1.0	2.7	0.05
Acquisition and integration costs	0.5	0.6	1.1	1.1	0.2	0.9	0.02
Sun Care reformation	0.2	—	0.2	0.2	—	0.2	—
Total Adjusted Non-GAAP	$230.8	$100.5	$46.7	$32.1	$5.1	$27.0	$0.50

GAAP as a percent of net sales	42.0%	18.5%	7.6%	GAAP effective tax rate		14.4%
Adjusted as a percent of net sales	42.1%	18.3%	8.5%	Adjusted effective tax rate		16.0%

	Six Months Ended March 31, 2023
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$430.7	$200.9	$87.5	$42.4	$11.5	$30.9	$0.60
Restructuring and related costs	0.2	0.1	6.0	6.0	1.6	4.4	0.08
Acquisition and integration costs	—	4.1	4.1	4.1	1.0	3.1	0.06
Defined benefit settlement loss	—	—	—	7.2	1.9	5.3	0.10
Sun Care reformulation	—	—	1.1	1.1	0.2	0.9	0.02
Other costs	—	0.5	0.5	0.5	0.1	0.4	0.01
Total Adjusted Non-GAAP	$430.9	$196.2	$99.2	$61.3	$16.3	$45.0	$0.87

				Adjusted Non-GAAP Constant Currency			$1.07

GAAP as a percent of net sales	40.3%	18.8%	8.2%	GAAP effective tax rate		27.0%
Adjusted as a percent of net sales	40.4%	18.4%	9.3%	Adjusted effective tax rate		26.6%
Adjusted Constant Currency as a percent of net sales	41.5%		10.5%

	Six Months Ended March 31, 2022
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$420.0	$198.2	$73.5	$43.3	$8.9	$34.4	$0.63
Restructuring and related costs	—	0.2	5.9	5.9	1.6	4.3	0.08
Acquisition and integration costs	0.8	6.3	7.1	7.1	0.5	6.6	0.12
VAT settlement costs	—	3.4	3.4	3.4	1.1	2.3	0.04
Sun Care reformulation	3.5	—	3.5	3.5	0.9	2.6	0.05
Total Adjusted Non-GAAP	$424.3	$188.3	$93.4	$63.2	$13.0	$50.2	$0.92

GAAP as a percent of net sales	41.5%	19.6%	7.3%	GAAP effective tax rate		20.5%
Adjusted as a percent of net sales	42.0%	18.6%	9.2%	Adjusted effective tax rate		20.5%
Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments. The impact of acquisition includes the operations of Billie which was acquired in November 2021. The following tables present changes in net sales and segment profit for the second quarter and first six months ended March 31, 2023, as compared to the corresponding period in the prior quarter.

Net Sales
Quarter Ended March 31, 2023
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q2 FY22	$305.0		$183.3		$59.4		$547.7
Organic	14.0	4.6%	27.5	15.0%	21.0	35.4%	62.5	11.4%
Impact of currency	(10.4)	(3.4)%	(1.1)	(0.6)%	(0.3)	(0.5)%	(11.8)	(2.1)%
Net Sales - Q2 FY23	$308.6	1.2%	$209.7	14.4%	$80.1	34.9%	$598.4	9.3%

Net Sales
Six Months Ended March 31, 2023
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q2 FY22	$591.1		$288.1		$131.8		$1,011.0
Organic	8.3	1.4%	38.5	13.4%	29.7	22.5%	76.5	7.6%
Impact of Billie acquisition, net	12.0	2.0%	—	—%	—	—%	12.0	1.2%
Impact of currency	(27.5)	(4.8)%	(4.0)	(1.4)%	(0.5)	(0.4)%	(32.0)	(3.2)%
Net Sales - Q2 FY23	$583.9	(1.4)%	$322.6	12.0%	$161.0	22.1%	$1,067.5	5.6%

Organic net sales were impacted in the first quarter of fiscal 2023 by the change in classification of sales from third party to intercompany as a result of the Billie acquisition in fiscal 2022. The impact of the Billie acquisition, net is calculated as Billie net third party sales from October 1, 2022 through November 30, 2022 less sales to Billie by the Company in the comparable prior year period, which totaled $12.0.

Segment Profit
Quarter Ended March 31, 2023
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - Q2 FY22	$27.6		$42.3		$1.9		$71.8
Organic	14.6	52.9%	(2.3)	(5.4)%	10.4	547.5%	22.7	31.6%
Impact of currency	(7.1)	(25.8)%	(0.1)	(0.2)%	(0.3)	(15.8)%	(7.5)	(10.4)%
Segment Profit - Q2 FY23	$35.1	27.1%	$39.9	(5.6)%	$12.0	531.7%	$87.0	21.2%

Segment Profit
Six Months Ended March 31, 2023
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - Q2 FY22	$79.1		$46.0		$10.3		$135.4
Organic	6.4	8.1%	7.7	16.7%	14.2	137.9%	28.3	20.9%
Impact of currency	(15.0)	(19.0)%	(0.7)	(1.5)%	(0.7)	(6.8)%	(16.4)	(12.1)%
Segment Profit - Q2 FY23	$70.5	(10.9)%	$53.0	15.2%	$23.8	131.1%	$147.3	8.8%

For all tables, the impact of currency to segment profit includes both the translational and transactional currency changes during the quarter.

Note 4 - Net Debt and EBITDA
The Company reports financial results on a GAAP and adjusted basis. The tables below are used to reconcile Net Debt and Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	March 31, 2023	September 30, 2022
Notes payable	$21.5	$19.0
Long-term debt	1,413.6	1,391.4
Gross debt	$1,435.1	$1,410.4
Less: Cash and cash equivalents	155.2	188.7
Net Debt	$1,279.9	$1,221.7

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Net earnings	$19.0	$23.2	$30.9	$34.4
Income tax provision	7.0	3.9	11.5	8.9
Interest expense, net	20.4	18.4	40.0	35.6
Depreciation and amortization	23.1	23.2	45.6	44.6
EBITDA	$69.5	$68.7	$128.0	$123.5

Restructuring and related costs	3.2	3.7	6.0	5.9
Acquisition and integration costs	2.0	1.1	4.1	7.1
Defined benefit settlement	7.2	—	7.2	—
VAT settlement costs	—	—	—	3.4
Sun Care reformulation costs	0.6	0.2	1.1	3.5
Other costs	0.5	—	0.5	—
Adjusted EBITDA	$83.0	$73.7	$146.9	$143.4

Adjusted EBITDA Constant Currency	$93.5		$161.0

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2023 results:

Adjusted EPS Outlook
Fiscal 2023 GAAP EPS		$1.80 - $2.00

Restructuring and related costs	approx.	0.36
Acquisition and integration costs	approx.	0.13
Defined benefit settlement loss	approx.	0.14
Sun Care reformulation costs	approx.	0.04
Other costs	approx.	0.01
Income taxes(1)	approx.	(0.17)

Fiscal 2023 Adjusted EPS Outlook (Non-GAAP)		$2.30 - $2.50
(1)Income tax effect of the adjustments to Fiscal 2023 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2023 GAAP Net Income	approx.	$90 - $105
Income tax provision	approx.	32
Interest expense, net	approx.	79
Depreciation and amortization	approx.	91
EBITDA	approx.	$292 - $307

Restructuring and related costs	approx.	19
Acquisition and integration costs	approx.	6
Defined benefit settlement loss	approx.	7
Sun Care reformulation costs	approx.	2
Other costs	approx.	1
Fiscal 2023 Adjusted EBITDA	approx.	$320 - $335